Exhibit 3(ii)

            State of Delaware

          Secretary of State

    Division of Corporations

Delivered 11:15 AM 05/22/2009

    FILED 11:12 AM 05/22/2009

SRV 090516968 - 4690657 FILE

CERTIFICATE OF FORMATION

OF

Signode Pickling Holding LLC

1. The name of the limited liability company (the “LLC) is:

Signode Pickling Holding LLC

2. The address of the registered office of the LLC in the State of Delaware is: Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, Delaware 19801. The name of the registered agent of the LLC at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation of the LLC this 22nd day of May, 2009.

/s/ Phillip J. McGovern
Phillip J. McGovern, Authorized Signatory